Exhibit 10.2

EMPLOYMENT AGREEMENT

BETWEEN

JAMES G. KELLY

AND

GLOBAL PAYMENTS INC.

EMPLOYMENT AGREEMENT

CONTENTS

1. Effective Date	1

2. Employment	1

3. Employment Period	1

4. Extent of Service	2

5. Compensation and Benefits	2

(a) Base Salary	2

(b) Incentive and Savings Plans	2

(c) Welfare Benefit Plans	3

(d) Expenses	3

(e) Fringe Benefits	3

6. Change in Control	3

7. Termination of Employment	4

(a) Death, Retirement or Disability	4

(b) Termination by the Company	5

(c) Resignation by Executive	6

(d) Notice of Termination	7

(e) Date of Termination	7

8. Obligations of the Company upon Termination	8

(a) Prior to a Change in Control: Notice of Resignation Given by Executive During the Time Period between the Earliest Notice Date and the First Anniversary Date, or Termination by the Company Other Than for Cause or Disability on or before the First Anniversary Date	8

(b) Prior to a Change in Control: Resignation by Executive for Good Reason after the First Anniversary Date; Termination by the Company Other Than for Cause or Disability after the First Anniversary Date	10

(c) After or in Connection with a Change in Control: Resignation by Executive for Good Reason after the First Anniversary Date; Termination by the Company Other Than for Cause or Disability	12

(d) Death, Disability or Retirement	14

(e) Cause, Voluntary Termination, Resignation without Good Reason, or Resignation in Accordance with Section 7(c)(i)	15

(f) Limited Exclusion for Private Equity Firms	15

9. Non-exclusivity of Rights	16

10. Stock Retention	16

11. Costs of Enforcement	16

12. Representations and Warranties	16

13. Restrictions on Conduct of Executive	17

(a) General	17

(b) Definitions	17

(c) Restrictive Covenants	19

(d) Enforcement of Restrictive Covenants	21

14. Arbitration	22

15. Rabbi Trust	22

16. Assignment and Successors	23

17. Miscellaneous	23

(a) Waiver	23

(b) Severability	23

(c) Other Agents	23

(d) Entire Agreement	23

(e) Governing Law	23

(f) Notices	24

(g) Amendments and Modifications	24

18. Section 409A	24

-ii-

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 30th day of March, 2010 by and between Global Payments Inc., a Georgia corporation (the “Company”), and James G. Kelly (“Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

As of the Effective Date of this Agreement, Executive shall serve as the President and Chief Operating Officer of the Company and, as of June 1, 2010, as the Vice Chairman and Chief Operating Officer of the Company. Executive and the Company desire to memorialize the terms of such employment in this Agreement. In addition, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. As it is desired and anticipated that Executive will continue to be employed and provide services for the Company’s successor for some period of time following a Change in Control, one purpose of this Agreement is to provide Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement. The terms of this Agreement replace Executive’s previous Employment Agreement dated June 2, 2006, as amended, and any terms that might have been contained in any prior agreement or other communication regarding Executive’s employment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective date of this Agreement (the “Effective Date”) is March 30, 2010.

2. Employment. As of the Effective Date, Executive is hereby employed as the President and Chief Operating Officer of the Company and, as of June 1, 2010, as the Vice Chairman and Chief Operating Officer of the Company. In each such capacity, Executive shall have the duties and responsibilities as shall be assigned to him by the Chief Executive Officer of the Company (in his sole discretion) from time to time.

3. Employment Period. Subject to Section 7, Executive’s initial Employment Period shall be the three (3) consecutive year period which begins on the Effective Date; provided, Executive’s initial Employment Period shall automatically be extended for one additional year on the second anniversary of the Effective Date and again on each subsequent anniversary of such date unless either the Company or Executive provides notice (in accordance with Section 17(f)) before such anniversary date that there will be no such extension. Executive’s initial Employment Period and any subsequent extension of the initial Employment Period shall be referred to collectively as Executive’s “Employment Period”. A failure to extend Executive’s Employment Period shall not be treated for any reason whatsoever as a termination of Executive’s employment under Section 7.

4. Extent of Service. During the Employment Period, Executive shall render his services to the Company (or to its successor following a Change in Control) in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law. Executive shall promote the interests of the Company and its subsidiaries in carrying out Executive’s duties and shall not deliberately take any action which could, or fail to take any action which failure could, reasonably be expected to have a material adverse effect upon the business of the Company or any of its subsidiaries or any of their respective affiliates. Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder (both before and after a Change in Control); provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage or participate in personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement and comply with all Company policies and codes and/or (iii) seek a Competitive Position in the Restricted Territory in accordance with the provisions of the last sentence of Section 13(c)(iv).

5. Compensation and Benefits.

(a) Base Salary. Thereafter, during the Employment Period, the Company will pay to Executive a base salary in the amount of U.S. $600,000 per year (“Base Salary”), less normal withholdings, payable in equal bi-weekly or other installments as are customary under the Company’s payroll practices from time to time. Executive’s Base Salary will be reviewed periodically and, subject to approval of the Compensation Committee of the Board (the “Committee”), the Company may increase (but not decrease) Executive’s Base Salary from time to time. The periodic review of Executive’s salary by the Committee will consider, among other things, Executive’s own performance and the Company’s performance.

(b) Incentive and Savings Plans. During the Employment Period, Executive shall be entitled to participate in incentive and savings plans, practices, policies and programs applicable generally to employees of the Company. Certain executive programs will be made available on a selective basis at the discretion of the Chief Executive Officer, Chairman, or the Committee. Without limiting the foregoing, the following shall apply:

(i) Annual Bonus. Executive will have an annual bonus opportunity based on achievement of agreed-upon financial and performance objectives (“Bonus Opportunity”). The annual Bonus Opportunity and specific performance and financial objectives will be set forth in Executive’s individual performance and incentive plan for each fiscal year. Executive’s annual Bonus Opportunity shall not be less than 85% of his then current Base Salary. If Executive’s annual Bonus Opportunity is increased from 85% to some higher percentage of his then current salary, then Executive’s annual Bonus Opportunity thereafter shall not be less than such then current percentage. Except as otherwise set forth in this Agreement, Executive must be an active employee on the date the annual bonuses are paid on a Company wide basis in order to be eligible to receive any bonus payment.

(ii) Incentive Awards. From time to time, upon approval by the Committee, the Company may grant to Executive stock options, shares of restricted stock, restricted stock units, performance shares, performance units, and/or other stock related grants as a long-term incentive for performance. For greater certainty, any incentive awards are granted solely in the discretion of the Company and the Committee and the Executive shall have no right to receive any such incentive awards.

(c) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”).

(d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company.

(e) Additional Benefits. During the Employment Period, Executive shall be entitled to receive or participate in any additional benefits in accordance with the plans, practices, programs, eligibility requirements, and policies of the Company.

6. Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a

Change in Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this Section 6; or

(b) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation.

7. Termination of Employment.

(a) Death, Retirement or Disability. Executive’s employment and the Employment Period shall terminate automatically upon Executive’s death or Retirement. For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after age 65 with ten years of service. If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Committee, to substantially perform the essential functions of his regular duties and responsibilities with or without a reasonable accommodation due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a substantially continuous period of at least six consecutive months.

(b) Termination by the Company. The Company may terminate Executive’s employment with or without Cause. For purposes of this Agreement “Cause” shall mean (in the reasonable determination of the Company):

(i) the failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer, the Chairman, or the Committee which specifically identifies the manner in which such Committee or officer believes that Executive has not substantially performed Executive’s duties and which has not been cured to the satisfaction of such person or the Committee within the cure period designated in the written demand delivered to Executive, or

(ii) any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive, including, without limitation, any violation of the Sarbanes-Oxley Act or similar laws or legal standards, but excluding for this purpose any non-criminal violation of Sarbanes-Oxley or similar laws or legal standards that has no adverse impact on the Company or its reputation and does not involve dishonesty or render Executive ineligible for any licensing, bonding or insurance coverage or for employment or engagement in any Company work or activity; or

(iii) Executive’s abuse of alcohol, prescription drugs or any substance which materially interferes with Executive’s ability to perform Executive’s duties and responsibilities under this Agreement or Executive’s use of illegal drugs; or

(iv) Executive’s violation of any laws, agreements or Company policies or codes prohibiting employment discrimination, harassment, conflicts of interest, retaliation, competition with the Company, solicitation of Company customers or employees on behalf of anyone other than Company, improper use or disclosure of Trade Secrets, Confidential Information or other proprietary information of the Company; or

(v) Executive’s conviction for, or plea of guilty or nolo contendere to, a felony; or

(vi) Executive’s failure to comply with the provisions of this Agreement, including but not limited to the provisions of Sections 10 and 13 hereunder.

(c) Resignation by Executive.

(i) For the time period from the Effective Date through the date that is ninety days after the Effective Date, Executive may resign for any reason or no reason; provided, however, that no resignation pursuant to a Notice of Termination delivered during such period shall be considered a resignation for Good Reason (as defined below), regardless of whether any such events of Good Reason shall have occurred. Any resignation referred to above shall be treated in accordance with the provisions of Section 8(e). Notwithstanding the foregoing, during such time period the Company shall not change its reporting structure such that Executive no longer reports directly to the Chief Executive Officer of the Company or the Chairman of the Board, reduce Executive’s Base Salary, reduce Executive’s Bonus Opportunity below the minimum defined in Section 5(b)(i), reduce the benefits pursuant to the Welfare Plans (unless a similar reduction is made in the benefits of similarly-situated senior executives), fail to comply with and satisfy Section 16(c) of this Agreement, or require that Executive be based in any office or location other than in the greater metropolitan area of Atlanta, Georgia. If Executive believes that the Company has breached any of the foregoing provisions, he shall provide written notice. The Company shall not be considered in breach of the foregoing unless it has not cured any such breach within ten days of receipt of such written notice.

(ii) For the time period from the 91st day after the Effective Date (“Earliest Notice Date”) through the first anniversary of the Effective Date (the “First Anniversary Date”), Executive may resign for any reason or no reason, and any resignation pursuant to a 30-day Notice of Termination delivered during such period shall entitle Executive to the benefits set forth in Section 8(a) of this Agreement.

(iii) After the First Anniversary Date, Executive may resign for any reason or no reason, including without limitation, for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events after the First Anniversary Date, without the written consent of Executive:

(A) the assignment to Executive to a position (a) materially different from Vice Chairman and Chief Operating Officer or (b) to which he is not the Vice Chairman and Chief Operating Officer of a publicly traded corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended; which assignment is not rescinded within ten (10) days after the Company receives written notice from Executive that he believes that the assignment constitutes Good Reason and that he intends to resign if it is not rescinded; or

(B) the Company changes its reporting structure such that Executive no longer reports directly to the Chief Executive Officer of the Company or the Chairman of the Board; or

(C) a reduction by the Company: (a) in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time; or (b) in Executive’s Bonus Opportunity below the minimum defined in Section 5(b)(i); or

(c) in the benefits pursuant to the Welfare Plans (unless a similar reduction is made in the benefits of similarly-situated senior executives), and which reduction set forth in (a), (b), or (c) above is not rescinded within ten (10) days after the Company receives written notice from Executive that he believes that the reduction constitutes Good Reason and that he intends to resign if it is not rescinded; or

(D) any failure by the Company to comply with and satisfy Section 16(c) of this Agreement; or

(E) a requirement that Executive be based in any office or location other than in the greater metropolitan area of Atlanta, Georgia.

Notwithstanding the foregoing, no event or act or omission shall constitute “Good Reason” under this Section 7(c)(iii) unless (i) Executive in accordance with Section 17(f) provides notice of such event or act or omission to the Company no later than 30 days after Executive has knowledge of such event or act or omission, (ii) the Company fails to remedy such event or act or omission with 30 days of the receipt of such notice (the “Cure Period”), and (iii) failing such cure by the Company, Executive delivers a Notice of Termination no later than 90 days after the end of the Cure Period.

(d) Notice of Termination. Any termination by the Company or resignation by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) subject to Section 7(e) below, specifies the applicable termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if Executive resigns pursuant to the provisions of Sections 7(c)(i), 7(c)(ii), or 7(c)(iii), the date that is 30 days after the Notice of Termination, provided that the Company may specify any earlier Date of Termination, (ii) if Executive’s employment is terminated by the Company other than by reason of Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (iii) if Executive’s employment is terminated by reason of death, Disability or Retirement, the Date of Termination will be the date of death or Retirement, or the Disability Effective Date, as the case may be.

8. Obligations of the Company upon Termination.

(a) Prior to a Change in Control: Notice of Resignation Given by Executive During the Time Period between the Earliest Notice Date and the First Anniversary Date, or Termination by the Company Other Than for Cause or Disability on or before the First Anniversary Date. If, prior to a Change in Control or prior to a Termination by the Company for Cause, the Company shall terminate Executive’s employment other than for Cause or Disability on or before the First Anniversary Date or Executive shall deliver a Notice of Termination (for any reason or no reason) between the Earliest Termination Date and the First Anniversary Date (inclusive of such dates), then (and with respect to the payments and benefits described in clauses (ii) through (x) below, only if Executive has complied with the provisions of this Agreement, including but not limited to the provisions of Sections 10 and 13, and only if within 60 days after the Date of Termination Executive shall have executed the Release and the applicable revocation period shall have expired:

(i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the sum of Executive’s Base Salary through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”), and

(ii) on the first day of the seventh month after the Date of Termination (the “Six-Month Pay Date”), the Company shall pay Executive a lump sum equal to the amount of Executive’s Base Salary from the Date of Termination until the Six-Month Pay Date: provided, however, that the Company shall have no obligation to make such payment if Executive has violated any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and failed to remedy such violation to the satisfaction of the Committee within 10 days of notice of such violation or if Executive has violated the provisions Section 10 of this Agreement. If Executive has performed services of any kind for any Competing Person or for any Person who has a parent, affiliate, or subsidiary who is a Competing Person between the Date of Termination and the Six-Month Pay Date, then the amount otherwise due shall be multiplied by a fraction, the numerator of which is the number of days that elapsed from the Date of Termination until his first date of service for such Person (which cannot exceed 180) and the denominator of which is 180; and

(iii) thereafter, for up to twelve (12) additional months following the Six-Month Pay Date, the Company will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Committee within 10 days of notice of such violation, if Executive violates Section 10 of this Agreement, or if Executive performs services of any kind for any Competing Person or for any Person who has a parent, affiliate, or subsidiary who is a Competing Person; and

(iv) for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay (and report as taxable income to Executive) all premiums for such COBRA coverage for Executive and his covered dependents for the eighteen (18) month period, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer; and

(v) unless already paid, the Company shall pay to Executive, on the later of the Six-Month Pay Date or the normal payment date for the 2010 bonus payments, the amount of his fiscal year 2010 bonus, to the extent earned based on actual performance through the end of the performance period as if Executive had remained employed during the entire performance period provided that such bonus shall be paid only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the senior executive compensation plan (the “Plan”); and

(vi) the Company shall pay to Executive, on the later of the Six-Month Pay Date or the normal payment date for such bonus payments, a pro-rated bonus with respect to the 2011 performance period if commenced prior to the Date of Termination (such bonus shall be calculated based on actual performance through the end of the performance period and then multiplied by a fraction, the numerator of which is the number of full months in the fiscal year preceding the Date of Termination and the denominator of which is 12; provided that such bonus shall be paid only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the Plan; and

(vii) all grants of restricted stock of the Company (“Restricted Stock”) held by Executive as of the Effective Date will become immediately vested as of the Date of Termination; and

(viii) any other performance-based incentive awards held by Executive as of the Effective Date shall continue in effect until the normal payment date for such awards, at which time such awards will be paid out, on the later of (a) the normal payment date for such awards or (b) the Six Month Pay Date, based on actual performance through the end of the applicable performance period as if Executive had remained employed during the entire performance period; provided that such award shall be made only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the Plan. If there are any other performance-based incentive awards granted to Executive after the Effective Date, such awards shall continue in effect until the normal payment date for such awards, at which time such awards will be paid out, on the later of (a) the normal payment date for such awards or (b) the Six Month Pay Date, on a pro-rated basis equal to (i) the award Executive would have earned, if any, based on actual financial performance through the end of the applicable performance period as if Executive had remained employed during the entire performance period, times (ii) a fraction, the numerator of which is the number of full months in the performance period preceding the Date of Termination and the denominator of which is the number of full months in the performance period; provided that such award shall be made only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the Plan; and

(ix) all of Executive’s options to acquire Common Stock of the Company (“Options”) that were granted prior to the Effective Date and would have become vested (by lapse of time) following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and

(x) all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(a)(ix) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 13-month anniversary date of the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(xi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive otherwise than under this Agreement under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Prior to a Change in Control: Resignation by Executive for Good Reason after the First Anniversary Date; Termination by the Company Other Than for Cause or Disability after the First Anniversary Date. If, prior to a Change in Control, the Company shall terminate Executive’s employment other than for Cause or Disability after the First Anniversary Date or Executive shall deliver a Notice of Termination for Good Reason after the First Anniversary Date, then (and with respect to the payments and benefits described in clauses (ii) through (ix) below, only if Executive has complied with the provisions of this Agreement, including but not limited to the provisions of Sections 10 and 13 and only if within 60 days after the Date of Termination Executive shall have executed the Release and the applicable revocation period shall have expired):

(i) the Company shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination to the extent not theretofore paid, and

(ii) on the Six-Month Pay Date, the Company shall pay Executive a lump sum equal to the amount of Executive’s Base Salary from the Date of Termination until the Six-Month Pay Date: provided, however, that the Company shall have no obligation to make such payment if Executive has violated any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and failed to remedy such violation to the satisfaction of the Committee within 10 days of notice of such violation or has violated the provisions of Section 10 of this Agreement. If Executive has performed services of any kind for any Competing Person or for any Person who has a parent, affiliate, or subsidiary who is a Competing Person between the Date of Termination and the Six-Month Pay Date, then the amount otherwise due shall be multiplied by a fraction, the numerator of which is the number of days that elapsed from the Date of Termination until his first date of service for such Person (which cannot exceed 180) and the denominator of which is 180; and

(iii) thereafter, for up to twelve (12) additional months following the Six-Month Pay Date, the Company will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however, that the Company’s obligation to make or continue such payments shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Committee within 10 days of notice of such violation or violates the provisions of Section 10 of this Agreement or if Executive performs services of any kind for any Competing Person or for any Person who has a parent, affiliate, or subsidiary who is a Competing Person; and

(iv) for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay (and report as taxable income to Executive) all premiums for such COBRA coverage for Executive and his covered dependents for the eighteen (18) month period, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer; and

(v) the Company shall pay to Executive, on the later of the Six-Month Pay Date or the normal payment date for such bonus payments, a pro-rated annual bonus with respect to any ongoing annual bonus performance period that commenced prior to the Date of Termination (such bonus shall be calculated based on actual performance through the end of the performance period and then multiplied by a fraction, the numerator of which is the number of full months in the fiscal year preceding the Date of Termination and the denominator of which is 12; provided that such bonus shall be paid only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the Plan; and

(vi) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

(vii) any other performance-based incentive awards held by Executive on the Date of Termination shall continue in effect until the normal payment date for such awards, at which time such awards will be paid out, on the later of (a) the normal payment date for such awards or (b) the Six Month Pay Date, on a pro-rated basis equal to (i) the award Executive would have earned, if any, based on actual financial performance through the end of the applicable performance period as if Executive had remained employed during the entire performance period, times (ii) a fraction, the numerator of which is the number of full months in the performance period preceding the Date of Termination and the denominator of which is the number of full months in the performance period; provided that such award shall be made only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the Plan; and

(viii) all of Executive’s Options that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and

(ix) all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(a)(viii) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(x) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Other Benefits.

(c) After or in Connection with a Change in Control: Resignation by Executive for Good Reason after the First Anniversary Date; Termination by the Company Other Than for Cause or Disability. If there occurs a Change in Control and, within 36 months following such Change in Control (or if Executive can reasonably show that such termination by the Company was in anticipation of the Change in Control), the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason after the First Anniversary Date, then (and with respect to the payments and benefits described in clauses (ii) through (ix) below, only if within 60 days after the Date of Termination Executive shall have executed the Release and the applicable revocation period shall have expired):

(i) the Company (or its successor) shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination to the extent not theretofore paid; and

(ii) on the Six-Month Pay Date, the Company (or its successor) shall pay Executive a lump sum equal to the amount of Executive’s Base Salary from the Date of Termination until the Six-Month Pay Date; provided, however, that the Company shall have no obligation to make such payment if Executive has violated any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and failed to remedy such violation to the satisfaction of the Committee within 10 days of notice of such violation; and

(iii) thereafter, for up to eighteen (18) additional months after the Six-Month Pay Date, the Company (or its successor) will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however, that the Company’s obligation to make or continue such payments shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Committee within 10 days of notice of such violation; and

(iv) for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay (and report as taxable income to Executive) all premiums for such COBRA coverage for Executive and his covered dependents for the eighteen (18) month period, provided, however, that that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer; and

(v) on the Six-Month Payment Date, the Company shall pay Executive a lump sum bonus for the year in which the Date of Termination occurs in an amount equal to 100% of Executive’s then current target Bonus Opportunity; and

(vi) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

(vii) any other performance-based incentive awards held by Executive as of the Date of Termination shall continue in effect until the normal payment date for such awards, at which time such awards will be paid out, on the later of (a) the normal payment date for such awards or (b) the Six Month Pay Date, on a pro-rated basis equal to (i) the award Executive would have earned, if any, based on actual financial performance through the end of the applicable performance period as if Executive had remained employed during the entire performance period, times (ii) a fraction, the numerator of which is the number of full months in the performance period preceding the Date of termination and the denominator of which is the number of full months in the performance period; provided that such award shall be made only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the Plan; and

(viii) all of Executive’s Options held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and

(ix) all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(c)(viii) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(x) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Other Benefits.

(d) Death, Disability or Retirement. If Executive’s employment terminates due to Executive’s death, Disability or Retirement, then:

(i) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

(ii) in the case of termination on account of Retirement only, any performance-based equity incentive awards held by Executive as of the Date of Termination shall continue in effect until the normal payment date for such awards, and the Company shall deliver to Executive, on the later of (a) the normal payment date for such awards or (b) the Six Month Pay Date, the number of shares of common stock equal to the number of shares that would have been awarded, if any, based on actual performance through the end of the applicable performance period as if Executive had remained employed during the entire performance period; provided that such award shall be made only if the pre-established performance targets are in fact certified by the Committee in the ordinary course to have been met on a basis consistent with the Chief Executive Officer and the other senior executives under the Plan and

(iii) in the case of termination on account of death or Disability only, any performance-based equity incentive awards held by Executive as of the Date of Termination shall vest at the target level on the Date of Termination, and the Company shall deliver to Executive or Executive’s beneficiary, as applicable, on the later of (a) the normal payment date for such awards or (b) the Six Month Pay Date, fully vested common stock equal to the number of shares that would have been awarded assuming the performance goals had been reached at target levels; and

(iv) all Options held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination and shall remain exercisable through the earliest of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination or such longer period as specified in the plan document governing the applicable award, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(v) for a period of eighteen (18) months after the Date of Termination Executive shall have the right to elect continuation of healthcare coverage under the Company’s group plan (if allowed by the plan) in accordance with “COBRA” provided Executive shall pay the entire cost of such coverage.

Except as set forth above and regardless of whether or not a Change in Control shall have occurred, if Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement, this Agreement shall terminate without further obligations to Executive or his estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(d) shall include, without limitation, and Executive or his estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

(e) Cause, Voluntary Termination, Resignation without Good Reason, or Resignation in Accordance with Section 7(c)(i). Regardless of whether or not a Change in Control shall have occurred, if Executive’s employment shall be terminated for Cause, or if Executive terminates employment (a) in accordance with Section 7(c)(i) or prior to July 31, 2010 (except as expressly waived in writing by the Company), (b) not pursuant to the provisions of Section 7(c)(ii), or (c) without Good Reason after the First Anniversary Date, or if Executive fails to comply with the provisions of this Agreement (including but not limited to the provisions of Sections 10 and 13), this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination. For a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of healthcare coverage under the Company’s group plan in accordance with “COBRA” provided Executive shall pay the entire cost of such coverage (except as otherwise expressly provided hereunder).

(f) Limited Exclusion for Private Equity Firms. For purposes of Section 8(a)(ii), 8(a)(iii), 8(b)(ii), and 8(b)(iii), the term “Person who has a parent, affiliate, or subsidiary who is a Competing Person” shall exclude a private equity firm having an investment in a Competing Person provided that Executive can demonstrate to the reasonable satisfaction of the Company’s Chief Executive Officer that (i) Executive’s services for such private equity firm are not in any way related to the private equity firm’s investment in such Competing Person, (ii) Executive receives no information about the activities of such Competing Person, and (iii) Executive shares no information about Competitive Services with anyone at such private equity firm or such Competing Person.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 17(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

10. Stock Retention. During the 90-day period following the Effective Date and subject to all applicable laws and to the Company’s trading policies, Executive shall only be allowed to sell, pledge, encumber or otherwise transfer 100,000 shares of Company stock in total but not more than 50,000 shares in any one month period; provided, however, that the Company may withhold shares or Executive may sell shares in an amount sufficient to cover statutory tax withholding requirements in connection with the vesting, exercise or settlement of equity-based awards. From the end of such 90-day period until the earlier of (a) the date Executive is no longer employed by the Company and (b) the First Anniversary Date, Executive may sell or otherwise dispose of up to 10,000 of his shares per month. The amounts set forth above are cumulative.

11. Costs of Enforcement. Unless otherwise provided by the arbitrator(s) in an arbitration proceeding pursuant to Section 14 hereof, in any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Executive is successful on at least one material issue raised in the enforcement proceeding. Any costs or expenses that otherwise meet the requirements for reimbursement under this Section 11 shall be reimbursed within 60 days of submission by Executive for a request for reimbursement, but in no event later than the last day of Executive’s taxable year following the taxable year in which the Employee becomes entitled to such reimbursement by reason of being successful on at least one material issue (provided a request for reimbursement has been made).

12. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

13. Restrictions on Conduct of Executive.

(a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 13. For the purposes of this Section 13, “Company” shall be deemed to include Company and all its parents, affiliates, and subsidiaries.

(b) Definitions. The following terms used in this Section 13 (and elsewhere in the Agreement) shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Position” means any employment with a Competitor in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company.

“Competitive Services” means the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant acquiring, merchant processing, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, and cash management services but shall exclude card issuing services, pre-paid card issuing services, and gift card issuing services.

“Competing Person” is any Person engaged in Competitive Services either directly or through any parent, affiliate, subsidiary, joint venture, partnership, limited liability company, association or other entity or enterprise.

“Competitor” means any of the following companies, all of whom engage in Competitive Services (and all of their parents, subsidiaries, or affiliates who engage in Competitive Services) and all of the successors in interest to any of the foregoing: TSYS Acquiring Solutions, Chase Paymentech Solutions, First Data Corporation, Total System Services, Inc., Fifth Third Processing Solutions, Wells Fargo Merchant Services, Heartland Payment Systems, First National Merchant Solutions, RBS Lynk, Royal Bank of Scotland, TransFirst Holdings, iPayment, BA Merchant Services, NPC, Elavon Merchant Services, Alliance Data, and Moneris Solutions.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person (a) to whom the Company has sold or provided its products or services during the twelve (12) months prior to the Determination Date, including without limitation any independent sales organization who is a party to a Merchant Services Agreement or other agreement with the Company during the twelve (12) months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

“Restricted Period” means the Employment Period and a period extending two (2) years from the termination of Executive’s employment with the Company.

“Restricted Territory” means the States of California, Florida, Georgia, Illinois, Maryland, Michigan, New York, Pennsylvania, Texas and Massachusetts.

“Restrictive Covenants” means the restrictive covenants contained in Section 13(c) hereof.

“Sales Agents” means any Person (a) who is an independent sales organization who is a party to a Merchant Services Agreement or other agreement with the Company during the twelve (12) months prior to the Determination Date or (b) who is or was an independent sales representative or referral source with whom the Company has a contract during the twelve (12) months prior to the Determination Date.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

(c) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Employment Period or during the two (2) years immediately following the end of the Employment Period for any reason reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Employment Period or during the two (2) years immediately following the end of the Employment Period for any reason use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii) Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees and Sales Agents constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee with whom Executive worked or otherwise had material contact through his employment with the Company to terminate his or her employment relationship with the Company or to enter into employment with any other Person. Executive also agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Sales Agent with whom Executive worked or otherwise had Material Contact (as defined in Section 13(c)(iii)) through his employment with the Company to terminate his or her arrangement with the Company or to enter into an arrangement with any other Person for the purpose of providing or selling Competitive Services.

(iii) Restriction on Relationships with Protected Customers Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer or Sales Agent if (a) he had business dealings with the Protected Customer or Sales Agent on the Company’s behalf or (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer or Sales Agent.

(iv) Non-competition with the Company. The parties acknowledge: (A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this

Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, for the period between the Effective Date and 30 days after the First Anniversary Date , the provisions of this Section 13(c)(iv) will not prohibit Executive from seeking or obtaining a Competitive Position in the Restricted Territory.

(d) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(A) the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(B) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

(ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

This Section 13 shall survive the termination of this Agreement.

14. Arbitration. Any claim or dispute arising under this Agreement (other than under Section 13) shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all such controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

Initials of parties as to this Section 14:
Company:
Executive:

15. Rabbi Trust. In order to ensure the payment of the severance benefit provided for in Section 8(c)(ii) and (iii) of this Agreement, immediately following the commencement of any action by a third party with the aim of effecting a Change in Control of the Company, or the publicly-announced threat by a third party to commence any such action, the Company shall fully fund through the Global Payments Inc. Benefit Security Trust, or similar “rabbi trust” the amount of the severance payment that would have been paid to Executive under Section 8(c)(ii) and (iii) if the Date of Termination had occurred on the date of commencement, or publicly-announced threat of commencement, of such action by the third party; provided, however, that the trust shall not be funded if the funding thereof would result in taxable income to Executive by reason of Section 409A(b) of the Code; and provided, further, in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code. Amounts shall be paid to Executive from such trust as provided under this Agreement and the trust. The right of Executive to receive payments under this Agreement shall be an unsecured claim against the general assets of the Company and Executive shall have no rights in or against any specific assets of the Company.

16. Assignment and Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Global Payments Inc.
10 Glenlake Parkway- North Tower
Atlanta, Georgia 30328
Office of the Corporate Secretary

To Executive:	James G. Kelly
125 Lameloise Lane N.W.
Atlanta, GA 30327

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

18. Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. While the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize tax risk under Section 409A of the Code, Executive acknowledges and agrees that nothing in this Agreement shall be construed as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Agreement, including any tax consequences under Section 409A of the Code, and Executive agrees that Executive shall be responsible for paying all taxes due with respect to such payments made and benefits provided to Executive. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or the Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event”, “disability” or “separation from service,” as the case may be, or such later date as may be required by subsection (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (A) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (B) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder: provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; provided, however that (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period spans two calendar years, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable provision of this Agreement), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

(e) Timing of Reimbursements and In-kind Benefits. Items eligible for expense reimbursement under the terms of this Agreement shall be reimbursed in a manner intended to comply with Section 409A of the Code, which shall include implementing the following limitations with respect to reimbursements: (i) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, (iii) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred, and (iv) the Company’s obligation to make reimbursements or to provide in-kind benefits that constitute deferred compensation under Section409A of the Code shall not extend beyond Executive’s lifetime or, if later, the end of the 20 year period which starts on the Effective Date.

(f) Treatment of Installment Payments. Each payment of termination benefits under Section 8 of this Agreement, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical insurance coverage, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

GLOBAL PAYMENTS INC.

By:	/s/ Suellyn Tornay
Name:	Suellyn Tornay
Title:	General Counsel

Date:	March 30, 2010

EXECUTIVE:

/s/ James G. Kelly
James G. Kelly

EXHIBIT A

Form of Release

This Release is granted effective as of the 30th day of March 30, 2010, by James G. Kelly (“Executive”) in favor of Global Payments Inc. (the “Company”). This is the Release referred to that certain Employment Agreement effective as of March 30, 2010 by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts; provided, however, that nothing herein shall release the Company of any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. Executive acknowledges and agrees Executive has been, and hereby is, advised by Company to consult with an attorney prior to executing this Release. Executive further acknowledges and agrees that Company has offered Executive the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

3. Non-Admission. It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

4. Acknowledgement and Revocation Period. Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. In order to revoke this Release, Executive must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

5. No Revocation After Seven Days. Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he/she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Executive further acknowledges and agrees that, with the exception of an action to challenge the waiver of claims under the ADEA, Executive shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim that is covered by the terms of the release contained herein, without first repaying all monies paid to him/her under Section 8 of the Employment Agreement. Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim that is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

6. Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.